EXHIBIT 99.1

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Kenneth Boerger	Diane Hettwer
VP/Treasurer	Analyst Inquiries
(419) 325-2279	(312) 640-6760
FOR IMMEDIATE RELEASE
THURSDAY, JULY 28, 2005
LIBBEY INC. ANNOUNCES SECOND QUARTER RESULTS
SALES UP 6.5 PERCENT
TOLEDO, OHIO, JULY 28, 2005—Libbey Inc. (NYSE: LBY) announced that its diluted loss per share for the second quarter ended June 30, 2005, was 6 cents on sales of $144.5 million, as compared with earnings per share of 68 cents and sales of $135.8 million in the prior-year second quarter. The Company reported that its diluted earnings per share for the quarter, as detailed in the attached Table 2, and excluding special charges relating to the recently announced salary reduction program and capacity realignment charges associated with the shutdown of its City of Industry, California, facility in February 2005 and as detailed in the attached Table 1, were 25 cents as compared with 68 cents in the prior-year quarter.
Second Quarter Results
For the quarter-ended June 30, 2005, sales increased 6.5 percent to $144.5 million from $135.8 million in the year-ago quarter. The increase in sales was attributable to the Crisal acquisition in Portugal and higher sales of World Tableware, Traex, and Royal Leerdam products. Sales to foodservice glassware customers were down slightly. Sales to retail and industrial glassware customers were down over nine percent, largely attributable to the Company’s earlier decision to discontinue the sale of some low margin products.
The Company recorded income from operations of $2.5 million during the quarter, as compared with income from operations of $15.4 million in the year-ago quarter. Factors contributing to the decrease, in addition to the special charges, were lower sales to

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foodservice, retail and industrial customers, reduced capacity utilization and higher pension and postretirement medical expenses.
Pretax equity loss from Vitrocrisa, the Company’s joint venture in Mexico, was $0.8 million, as compared with pretax earnings of $1.5 million in the second quarter of 2004, was a result of increased maintenance and other manufacturing costs, lower machine activity and higher natural gas costs, partially offset by improved margin on sales.
Net loss was $0.9 million, or $0.06 per diluted share, as compared with diluted earnings per share of $0.68 in the second quarter of 2004. The Company reported that its diluted earnings per share for the quarter, as detailed in the attached Table 2, and excluding the special charges as detailed in the attached Table 1, were 25 cents as compared with 68 cents in the prior-year quarter.
Six-Month Results
For the six months ended June 30, 2005, sales increased 6.0 percent to $274.3 million from $258.9 million in the year-ago period. The increase in sales was attributable to the Crisal acquisition in Portugal, higher sales of Royal Leerdam products, increased export shipments and higher sales of World Tableware and Traex products. Partially offsetting these increases were lower glassware shipments to foodservice, retail and industrial customers.
Income from operations was $2.6 million compared with $20.8 million in the year-ago period. In addition to the special charges, causes of the reduction were lower glassware sales to foodservice, retail and industrial customers, reduced capacity utilization and higher pension and postretirement medical expenses.
Equity loss from Vitrocrisa was $0.2 million on a pretax basis as compared to pretax earnings of $0.1 million in the year-ago period. Interest expense decreased $0.3 million as the result of lower interest rates. The Company reported a net loss of $2.5 million, or $0.18 per diluted share, compared with net income of $9.9 million, or $0.73 per diluted share, in the year-ago period. Libbey reported that its diluted earnings per share for the first six months of 2005, as detailed in the attached Table 2, and excluding special charges as detailed in the attached Table 1, were 27 cents as compared with 73 cents in the first six months of the prior-year.
Working Capital
Working capital, defined as inventories and accounts receivable less accounts payable, decreased by $0.8 million to $170.3 million from $171.1 million during the second quarter of 2005 as inventories and accounts receivable were lower, but were partially offset by lower accounts payable. This is an increase in working capital of $8.2 million as compared to June 30, 2004 and includes $11.4 million of working capital associated with Crisal. Excluding Crisal, inventories at June 30, 2005, were $3.8 million lower than at June 30, 2004.

Libbey Inc.
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Outlook for 2005
John F. Meier, chairman and chief executive officer, commenting on the quarter and the Company’s outlook for 2005 said, “Second quarter results were in line with our updated guidance in our June 28, 2005, release. The environment for the third quarter continues to be challenging, but we expect significant improvements in the fourth quarter as compared to the fourth quarter of 2004. Our expectations for sales growth of 10 percent to 12 percent in the third quarter and 6 percent to 8 percent in the fourth quarter are expected to result in diluted earnings per share of $0.32 to $0.37 for the third quarter and $0.49 to $0.54 for the fourth quarter.” He added, “We plan to break ground in China on our new production facility during the third quarter. We are very excited about this new production facility expected to be operational by early 2007.” The Company also reported that total expenditures for the Chinese facility are planned to be approximately $46 million with an additional $14 million to be spent in 2005 and approximately $27 million in 2006.
Webcast Information
Libbey will hold a conference call for investors on Thursday, July 28, 2005, at 11 a.m. Eastern Daylight Time. The conference call will be simulcast live on the Internet on both www.libbey.com and http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=64169&eventID=1105420. To listen to the call, please go to the website at least 10 minutes early to register, download and install any necessary software. A replay will be available for 7 days after the conclusion of the call.
The above information includes “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements only reflect the Company’s best assessment at this time and are indicated by words or phrases such as “goal,” “expects,” “believes,” “will,” “estimates,” “anticipates,” or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty, that actual results may differ materially from such statements, and that investors should not place undue reliance on such statements.
Important factors potentially affecting performance include but are not limited to: increased competition from foreign suppliers endeavoring to sell glass tableware in the United States and Mexico, including the impact of lower duties for imported products; major slowdowns in the retail, travel or entertainment industries in the United States, Canada, Mexico and Western Europe, caused by terrorist attacks or otherwise; significant increases in per-unit costs for natural gas, electricity, corrugated packaging, and other purchased materials; higher interest rates that increase the Company’s borrowing costs; protracted work stoppages related to collective bargaining agreements; increases in expense associated with higher medical costs, increased pension expense associated with lower returns on pension investments and increased pension obligations; devaluations and other major currency fluctuations relative to the U.S. dollar and the euro that could reduce the cost competitiveness of the Company’s products compared to foreign competition; the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican peso and the earnings and cash flow of the Company’s joint

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venture in Mexico, Vitrocrisa, expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the Company’s operations or within the intended time periods; whether the Company completes any significant acquisitions, and whether such acquisitions can operate profitably.
Libbey Inc.:
•	is a leading producer of glass tableware in North America;
•	is expanding its international presence with facilities in the Netherlands and Portugal and a facility in China planned to begin production in 2007;
•	is a leading producer of tabletop products for the foodservice industry;
•	exports to more than 90 countries.
Based in Toledo, Ohio, the Company operates glass tableware manufacturing plants in the United States in Louisiana and Ohio, in Portugal and in the Netherlands. Its Royal Leerdam subsidiary, located in Leerdam, Netherlands, is among the world leaders in producing and selling glass stemware to retail, foodservice and industrial clients. Its Crisal subsidiary, located in Portugal, provides an expanded presence in Europe. In addition, Libbey is a joint venture partner in the largest glass tableware company in Mexico. Its Syracuse China subsidiary designs, manufactures and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Its World Tableware subsidiary imports and sells a full-line of metal flatware and holloware and an assortment of ceramic dinnerware and other tabletop items principally for foodservice establishments in the United States. Its Traex subsidiary, located in Wisconsin, designs, manufactures and distributes an extensive line of plastic items for the foodservice industry. In 2004, Libbey Inc.’s net sales totaled $544.8 million.

Table 1
Summary of Special Charges
(Dollars in thousands)
In August 2004, Libbey announced that it is realigning its production capacity in order to improve its cost structure. Pursuant to the plan, Libbey closed its manufacturing facility in City of Industry, California, in February 2005 and realigned production among its other glass manufacturing facilities. Libbey has recorded a pretax charge of $847 in the second quarter 2005 and $3,844 year-to-date 2005, as detailed below. In addition, in June 2005, Libbey reduced its North American salaried workforce by seven percent in order to reduce Libbey’s overall cost profile. The pretax charge for the salary reduction was $5,564 in the second quarter of 2005.

	Three Months	Six Months
	ended	ended
	June 30, 2005	June 30, 2005
Capacity realignment:
Fixed asset related	$372	$520
Severance & benefits	—	2,019
Miscellaneous	475	1,305

Included in Special charges (1)	$847	$3,844

Salary reduction program:
Pension & retiree welfare	$867	$867

Included in Cost of sales	867	867
Pension & retiree welfare	1,347	1,347

Included in Selling, general and administrative expenses	1,347	1,347
Employee termination costs	3,350	3,350

Included in Special charges	3,350	3,350

Pretax salary reduction program (2)	$5,564	$5,564

Total Special charges (3)	$6,411	$9,408

(1) Cash charges for the capacity realignment project for the quarter ended and year-to-date June 30, 2005, were $4,155 and $5,896, respectively.
(2) All non-cash charges
(3) Summary classifications:
Cost of sales	$867	$867
Selling, general and administrative expenses	1,347	1,347
Special charges	4,197	7,194

Total special charges	$6,411	$9,408

Table 2
Reconciliation of Non-GAAP Financial Measures for Special Charges
(Dollars in thousands, except per-share amounts)
In accordance with the SEC’s Regulation G, the following table provides non-GAAP measures used in the earnings release and the reconciliation to the most closely related Generally Accepted Accounting Principles (GAAP) measure. Libbey believes that providing supplemental non-GAAP financial information is useful to investors in understanding Libbey’s core business and trends. In addition, it is the basis on which Libbey’s management internally assesses performance and such non-GAAP measures are relevant to Libbey’s determination of compliance with financial covenants included in its debt agreements. Although Libbey believes that the non-GAAP financial measures presented enhance investors’ understanding of Libbey’s business and performance, these non-GAAP measures should not be considered an alternative to GAAP.

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Reported net (loss) income	$(870)	$9,365	$(2,519)	$9,930
Special charges — net of tax	4,295	—	6,303	—

Net income excluding special charges	$3,425	$9,365	$3,784	$9,930

Diluted (loss) earnings per share:
Reported net (loss) income	$(0.06)	$0.68	$(0.18)	$0.73
Special charges — net of tax	0.31	—	0.45	—

Net income per diluted share excluding special charges	$0.25	$0.68	$0.27	$0.73

LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per-share amounts)
(unaudited)

	THREE MONTHS ENDED		Percent
	June 30, 2005	June 30, 2004	Change
Net sales	$144,538	$135,752	6.5%
Freight billed to customers	481	564

Total revenues	145,019	136,316
Cost of sales (1)	117,963	103,394

Gross profit	27,056	32,922	(17.8%)
Selling, general and administrative expenses (1)	20,367	17,486
Special charges (1)	4,197	—

Income from operations	2,492	15,436	(83.9%)
Equity (loss) earnings — pretax	(752)	1,456
Other income	431	588

Earnings before interest, income taxes and minority interest	2,171	17,480	(87.6%)
Interest expense	3,464	3,516

(Loss) income before income taxes and minority interest	(1,293)	13,964	(109.3%)
Provision for income taxes	(427)	4,599

(Loss) income before minority interest	(866)	9,365	(109.2%)
Minority interest	(4)	—

Net (loss) income	$(870)	$9,365	(109.3%)

Net (loss) income per share:
Basic	$(0.06)	$0.68

Diluted	$(0.06)	$0.68	(108.8%)

Weighted average shares:
Outstanding	13,869	13,678

Diluted	13,869	13,699

(1) Refer to Table 1 for Special charges detail

LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per-share amounts)
(unaudited)

	SIX MONTHS ENDED		Percent
	June 30, 2005	June 30, 2004	Change
Net sales	$274,322	$258,875	6.0%
Freight billed to customers	978	1,055

Total revenues	275,300	259,930
Cost of sales (1)	227,205	204,692

Gross profit	48,095	55,238	(12.9%)
Selling, general and administrative expenses (1)	38,321	34,479
Special charges (1)	7,194	—

Income from operations	2,580	20,759	(87.6%)
Equity (loss) earnings — pretax	(198)	67
Other income	732	1,087

Earnings before interest, income taxes and minority interest	3,114	21,913	(85.8%)
Interest expense	6,842	7,092

(Loss) income before income taxes and minority interest	(3,728)	14,821	(125.2%)
Provision for income taxes	(1,230)	4,891

(Loss) income before minority interest	(2,498)	9,930	(125.2%)
Minority interest	(21)	—

Net (loss) income	$(2,519)	$9,930	(125.4%)

Net (loss) income per share:
Basic	$(0.18)	$0.73

Diluted	$(0.18)	$0.73	(124.7%)

Weighted average shares:
Outstanding	13,844	13,653

Diluted	13,846	13,682

(1) Refer to Table 1 for Special charges detail

LIBBEY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	June 30, 2005	December 31, 2004	June 30, 2004
	(unaudited)		(unaudited)
ASSETS
Cash	$2,540	$6,244	$2,355
Accounts receivable — net	72,637	67,522	63,380
Inventories — net	139,860	126,625	134,297
Deferred taxes	8,747	7,462	7,402
Other current assets	5,884	3,308	3,545

Total current assets	229,668	211,161	210,979
Other assets	37,912	36,537	28,395
Investments	82,122	82,125	87,754
Goodwill and purchased intangibles — net	66,671	66,003	65,204
Property, plant and equipment — net	209,477	182,378	174,183

Total assets	$625,850	$578,204	$566,515

LIABILITIES AND SHAREHOLDERS’ EQUITY
Notes payable	$12,200	$9,415	$14,142
Accounts payable	42,219	43,140	35,625
Accrued liabilities	49,788	38,996	44,359
Deposit liability	16,623	16,623	—
Special charges reserve	4,491	3,025	—
Other current liabilities	2,475	5,839	5,254
Long-term debt due within one year	825	115	115

Total current liabilities	128,621	117,153	99,495
Long-term debt	246,653	215,842	223,685
Deferred taxes	12,147	12,486	15,467
Pension liability	42,068	36,466	22,680
Nonpension postretirement benefits	46,052	45,716	46,986
Other liabilities	7,263	6,978	7,032

Total liabilities	482,804	434,641	415,345
Minority interest	21	—	—

Total liabilities and minority interest	482,825	434,641	415,345
Total shareholders’ equity	143,025	143,563	151,170

Total liabilities and shareholders’ equity	$625,850	$578,204	$566,515

LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(Dollars in thousands)
(unaudited)

	THREE MONTHS ENDED
	June 30, 2005	June 30, 2004
Operating activities
Net (loss) income	$(870)	$9,365
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	8,066	7,631
Equity loss (earnings) — net of tax	444	(1,058)
Minority interest	4	—
Change in accounts receivable	197	(7,105)
Change in inventories	(791)	(5,432)
Change in accounts payable	3,748	783
Special charges	6,411	—
Special charges cash payments	(4,155)	—
Other operating activities	9,588	6,294

Net cash provided by operating activities	22,642	10,478
Investing activities
Additions to property, plant and equipment	(8,709)	(8,859)
Crisal acquisition and related costs	(42)	—

Net cash used in investing activities	(8,751)	(8,859)
Financing activities
Net bank credit facility activity	(8,756)	(5,000)
Other net borrowings	(3,429)	6,602
Stock options exercised	—	88
Dividends	(1,386)	(1,366)
Other	25	(838)

Net cash used in financing activities	(13,546)	(514)
Increase in cash	345	1,105
Cash at beginning of period	2,195	1,250

Cash at end of period	$2,540	$2,355

LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(Dollars in thousands)
(unaudited)

	SIX MONTHS ENDED
	June 30, 2005	June 30, 2004
Operating activities
Net (loss) income	$(2,519)	$9,930
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	16,451	15,443
Equity loss (earnings) — net of tax	29	(127)
Minority interest	21	—
Change in accounts receivable	(1,697)	(6,258)
Change in inventories	(4,511)	(8,601)
Change in accounts payable	(7,886)	(4,655)
Special charges	9,408	—
Special charges cash payments	(5,896)	—
Other operating activities	8,091	5,400

Net cash provided by operating activities	11,491	11,132
Investing activities
Additions to property, plant and equipment	(19,114)	(17,026)
Crisal acquisition and related costs	(28,990)	—

Net cash used in investing activities	(48,104)	(17,026)
Financing activities
Net bank credit facility activity	32,880	(5,000)
Other net borrowings	2,713	13,738
Stock options exercised	99	328
Dividends	(2,768)	(2,728)
Other	(15)	(838)

Net cash provided by financing activities	32,909	5,500
Effect of exchange rate fluctuations on cash	—	(1)

Decrease in cash	(3,704)	(395)
Cash at beginning of period	6,244	2,750

Cash at end of period	$2,540	$2,355

LIBBEY INC.
CONDENSED CONSOLIDATED JOINT VENTURE STATEMENTS OF OPERATIONS
(Dollars in thousands)
(unaudited)

	THREE MONTHS ENDED
	June 30, 2005	June 30, 2004
Total revenues	$49,063	$48,490
Cost of sales	41,130	39,270

Gross profit	7,933	9,220
Selling, general and administrative expenses	6,001	5,650

Income from operations	1,932	3,570
Remeasurement (loss) gain	(895)	507
Other expense	(237)	(22)

Earnings before interest and taxes	800	4,055
Interest expense	2,333	1,083

(Loss) income before income taxes	(1,533)	2,972
Income taxes	(626)	813

Net (loss) income	$(907)	$2,159

	SIX MONTHS ENDED
	June 30, 2005	June 30, 2004
Total revenues	$94,532	$90,968
Cost of sales	77,829	77,588

Gross profit	16,703	13,380
Selling, general and administrative expenses	11,328	11,016

Income from operations	5,375	2,364
Remeasurement (loss) gain	(807)	327
Other expense	(770)	(123)

Earnings before interest and taxes	3,798	2,568
Interest expense	4,202	2,430

(Loss) income before income taxes	(404)	138
Income taxes	(344)	(120)

Net (loss) income	$(60)	$258

Libbey is a 49% equity owner in Vitrocrisa Holding, S. de R.L. de C.V. and related Mexican companies (Vitrocrisa), which manufacture, market and sell glass tableware (beverageware, plates, bowls, serveware and accessories) and industrial glassware (coffee pots, blender jars, meter covers, glass covers for cooking ware and lighting fixtures sold to original equipment manufacturers) and a 49% equity owner in Crisa Industrial, L.L.C., a domestic distributor of industrial glassware for Vitrocrisa in the U.S. and Canada. Summarized combined statements of income for Libbey’s investments, accounted for by the equity method under U.S. GAAP, is shown above.